EXHIBIT 99.1

NON-BINDING LETTER OF INTENT

Re: Proposal regarding contemplated acquisition of 95% of the share capital and voting power of Canary Oncoceutics, Inc (“Canary”) by Regen Biopharma, Inc. (“RGBP”) from Canary Oncoceutics Partners, LLC (“LLC”). RGBP, Canary, and LLC may be referred to as Party or collectively as Parties.

This Non-Binding letter (“Letter” or “LOI”) is intended to summarize the principal terms of a proposal being considered by RGBP, Canary and LLC whereby RGBP would acquire 95% of the share capital and voting power of Canary from the LLC.

1. Definitions.

Net Sales shall be defined as the aggregate sum of all gross invoice prices of, plus the fair market the value of any non-cash consideration received from third party customers for Test Products or Test Services sold or leased by RGBP in the applicable territory, less (b) the aggregate sum of the following actual and customary deductions, where applicable and separately listed and in each case not otherwise reimbursed to the invoicing entity: (i) cash, trade, or quantity discounts; (ii) sales, use, VAT, tariff, import/export duties or other excise taxes imposed on particular sales (except for income taxes imposed on the sales of Test Product); (iii) transportation handling, or insurance charges; (iv) credits to customers because of billing errors, chargebacks, coupons, rebates, recalls, refunds, rejections, retroactive price adjustments, or returns; plus (v) any amounts invoiced that are not collected by RGBP after reasonable collection efforts subject to a cap of 3% of Net Sales.

Test Product shall be defined as a Patient-Derived Organoid on VascularNet (PDOV) for a specific tumor type. For example, a colon tumor-derived PDOV is one Test Product, an ovarian tumor-derived PDOV is another Test Product.

Test Service shall be defined as any service performed by RGBP for the benefit of a third party that, in whole or in part, uses Test Product(s) or that practices or is enabled by a Test Product.

Territory shall be defined as Worldwide

Change of Control shall be defined as any transaction or series of transactions, whether by merger or sale or transfer of more than fifty percent (50%) of the outstanding stock and voting power of the relevant entity in which the members of the Board of Directors immediately preceding the closing of the Change of Control transaction no longer constitute a majority of the Board of Directors of the surviving entity following the closing of such transaction.

2. Consideration

Consideration to be paid to LLC for 95% of the share capital and voting power of Canary (“Canary Controlling Interest”) shall be (a) $1,000,000 USD and (b) common shares of RGBP valued at the average share price of the common shares in the 2 weeks prior to the closing of a definitive agreement between the parties (“RGBP Share Value”). The number of common shares to be issued shall be the number of common shares valued at the RGBP share value which shall equal the value of the Canary Controlling Interest as determined by a mutually acceptable third-party valuation expert.

3. Financing

No definitive agreement between the parties for the acquisition by RGBP of the Canary Controlling Interest shall close unless RGBP shall have raised the amount of $50,000,000 USD dedicated solely to the development and commercialization of Canary diagnostics and products (“Canary Funds”). The Canary Funds shall be deposited in a segregated account established solely for that purpose and disbursement of the Canary Funds shall be under the joint control of the Chairman and Chief Executive officer of RGBP and the Chief Executive Officer of Canary.

Dr. Harry Lander and members of his executive team will be involved with any and all meetings related to the financing and any other matters related to this agreement.

4. Due Diligence Period

During the term of this LOI as defined in Section 5 of this LOI, RGBP shall be given the opportunity to examine and have examined by third party experts of RGBP’s choosing (at RGBP’s expense) any and all information deemed relevant by RGBP to the acquisition of the Canary Controlling Interest including but not limited to financial records, agreements, data on intellectual property, and test results on products in development (“Due Diligence”). Canary and LLC shall provide full and unfettered access to RGBP of the Due Diligence and promptly make Due Diligence available to RGBP during the course of the Term.

5. Term and Good Faith

(a) In consideration hereof and of the time and resources that RGBP will devote to the various investigations and reviews undertaken by RGBP, it is agreed by the Parties that Canary, LLC and each of their respective affiliates, directors, officers, employees, representatives and agents will not, directly or indirectly, solicit, initiate, enter into or continue any discussions or transactions with, or encourage, or provide any information to any person or entity with respect to any proposal pursuant to which (i) Canary would obtain any debt or equity capital or (ii) Canary would be acquired, whether through a purchase, acquisition, tender offer, consolidation or other business combination or (ii) either of Canary or LLC would enter into any transaction or arrangement or otherwise approve any transaction which would result in any third party acquiring any of the outstanding equity of Canary or (iii) Canary or LLC would license, sell or in any manner encumber any of the intellectual property of Canary between the date of execution by them of this LOI and the date ending 90 days thereafter ( “Term”).

(b) The Parties agree to negotiate in good faith to enter into a mutually acceptable definitive agreement with regard to the subject matter contemplated by this Letter until the completion of the Term.

6. Confidentiality

Confidential Information. The Parties may provide confidential information to each other, including but not limited to each Party’s know-how, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” means any information of a confidential and proprietary nature disclosed by a Party to this Letter to the other Party (i) in written form marked “confidential” or (ii) in oral form if summarized in a writing marked “confidential” delivered to the receiving Party within thirty (30) days after the oral disclosure.

Confidentiality and Non-Use. The recipient of a disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to its employees, agents, consultants, Affiliates, licensors, sublicensees, attorneys, accountants, investors, potential acquirors and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein and for whom each Party shall be responsible for any breach of this Section 6. The recipient of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Letter (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the other Party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

Exclusions. Confidential Information shall not include information that: (a) is in the recipient’s possession prior to receipt from the disclosing Party as established by documentary proof; (b) is or becomes, through no fault of the recipient or its Affiliates or sublicensees hereunder, publicly known (as shown by the recipient’s written record); (c) is furnished to the recipient by a third party without breach of a duty to the disclosing Party; (d) is independently developed by the recipient without use of, application of or access to the disclosing Party’s Confidential Information; or (e) is required to be disclosed under applicable law, but only for the sole purpose of and solely to the extent required by such law, and provided that the recipient, to the extent possible, shall give the disclosing Party prior written notice of the proposed disclosure and cooperate fully with the disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

Termination. All obligations of confidentiality and non-use imposed under this Section 6 (Confidentiality) shall expire five (5) years after the later of the date of the termination of the obligations of the parties pursuant to this Letter or the termination of the execution of a mutually acceptable definitive agreement with regard to the subject matter contemplated by this Letter.

7. Contemplated Pay Out

A. Pay-Out Fees: It is currently contemplated that until the first commercial contract for use of the first Test Product, RGBP shall pay to LLC on each anniversary of the Effective Date the applicable fees listed below, with the last year pro-rated:

Date	PAYMENT
1st - 3rd anniversary of Effective Date	$100,000
4th anniversary of Effective Date	$150,000
5th and each anniversary of Effective Date and each anniversary thereafter	$250,000

A. Milestone Payments. RGBP will pay LLC the following non-creditable milestone payments for each Test Product:
Milestone	AMOUNT
1. Partnership with a genomics testing company	$1,000,000
2. Partnership with a clinical laboratory equipment manufacturer	$1,000,000
3. Submission to FDA of a Test Product Pre-Market Approval request	$500,000
4. FDA (US) Approval of a Test Product	$3,000,000
5. EMA (EU) Approval of a Test Product	$1,500,000
6. PMDA (JPN) Approval of a Test Product	$1,000,000
7. Cumulative Net Sales of Services for Test Products reach $100 Million	$2,000,000

Such milestone payments shall be due within thirty (30) days of achievement of the event. If a particular Test Product is not required to undergo the event associated with a particular milestone (a “Skipped Milestone”) such Skipped Milestone will be excluded from Milestone Payments.

B. Earned Royalty: It is currently contemplated that RGBP will pay LLC an earned royalty on Net Sales generated by use of the Test Products. Royalties are payable on an annual worldwide Net Sales basis cumulative for each calendar year with an annual gross-up (if required) to reflect the actual royalty tier achieved for the applicable calendar year.

CUMULATIVE ANNUAL NET SALES	PERCENTAGE
Up to $250 Million	2.5%
$250 Million to $500 Million	4%
Excess above $500 Million	5%

It is currently contemplated that if RGBP or Canary must obtain a license from a third party to avoid infringement of such third party’s patent rights in order to manufacture, use, or commercialize a given Test Product and, if the royalties required to be paid to such third party for such license, together with those royalties payable to LLC under the Agreement in aggregate exceed 12% Net Sales for such Test Product then the royalty owed to LLC for said Test Product will be reduced by an amount calculated as follows:

R=(C*(A/(A+B)))

Where:

R=reduction of LLC royalty

A= unreduced LLC royalty

B=sum of all Third-Party royalties

C=increment of projected total royalty above 12%

C. Change of Control Fee: In the event of a Change in Control of Canary RGBP shall pay to LLC a fee equal to 40% of the consideration received by RGBP as a result of the Change in Control net of expenses RGBP has invested in Canary from date of acquisition, including operational expenses and initial acquisition expenses.

8. Drag Along

LLC shall be required to enter into an agreement with Regen that provides that LLC stockholders will vote their shares in favor of a Change of Control Event or transaction in which 50% or more of the voting power of RGBP is transferred and which is approved by the Board of Directors and holders of a majority of the shares of Common Stock then held by employees of Regen (the “Electing Holders”), so long as the liability of each stockholder in such transaction is several (and not joint) and does not exceed the stockholder’s pro rata portion of any claim and the consideration to be paid to the stockholders in such transaction will be allocated as if the consideration were the proceeds to be distributed to RGBP’s stockholders in a liquidation under the Company’s then-current Charter, subject to customary limitations

9. Intellectual Property

It is understood that the IP that will be licensed into Canary will originate from Cornell University and specifically from the laboratory of Dr. Shahin Rafii. The final IP will be included in the definitive agreement as an appendix. This IP allows for the creation of patient-derived tumor on vascular nets for in vitro testing of therapeutic agents.

10. NON-BINDING

Other than as to Section 4 and Section 5 and Section 6, the Parties agree that this Letter does not constitute a binding commitment by either Party with respect to any transaction. The non-binding provisions of this Letter reflect only the Parties’ current understanding of the contemplated transaction, and a binding contract will not exist between the Parties unless and until they sign and deliver a mutually acceptable definitive agreement. Other than to impose a duty to the Parties to negotiate in good faith and to not disclose Confidential Information, no obligations of one Party to the other or liability of any kind shall arise from executing this Letter or its taking or refraining from taking any actions relating to the proposed transaction.

11. GOVERNING LAW, VENUE

All questions concerning the construction, validity, enforcement and interpretation of this Letter shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Letter, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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RGBP	Canary	LLC

/s/ David Koos	/s/ Harry Lander	/s/ Harry Lander
By: David Koos	By: Harry Lander	By: Harry Lander
Its: Chairman and CEO	Its: CEO	Its: Managing Partner

Date: November 11, 2021	Date: November 11, 2021	Date: November 11, 2021

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